Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports First Quarter Fiscal Year 2026 Earnings
Grew Net Sales 2.8% to $9.6 Billion, Net Income 0.9% to $116 Million and Diluted EPS 6.1% to $0.52
Grew Adjusted EBITDA 6.2% to $413 Million and Adjusted Diluted EPS 14.7% to $0.78
Accelerated Independent Restaurant Case Growth to 4.6%
Repurchased $125 Million of Shares

ROSEMONT, Ill. (BUSINESS WIRE) May 7, 2026 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter of fiscal year 2026.

First Quarter Fiscal 2026 Highlights
•Total case volume increased 1.4%; independent restaurant case volume increased 4.6%
•Net sales increased 2.8% to $9.6 billion
•Gross profit increased 2.4% to $1.7 billion
•Net income increased 0.9% to $116 million
•Adjusted EBITDA1 increased 6.2% to $413 million
•Diluted EPS increased 6.1% to $0.52; Adjusted Diluted EPS1 increased 14.7% to $0.78

“During the first quarter, we accelerated year-over-year independent restaurant case growth, gained share with our target customer types and delivered 15% Adjusted Diluted EPS growth despite a deteriorating macro environment and weather-related disruptions,” said Dave Flitman, CEO. “As weather normalized, we exited the quarter with sustained momentum, reflecting our unwavering commitment to our customers, the strength of our business model and the continued disciplined execution of our strategy.”

“We continue to deliver solid financial results, fueled by the progress on our self-help initiatives,” added Dirk Locascio, CFO. “As a result, we again grew Adjusted EBITDA, expanded margins and grew Adjusted Diluted EPS meaningfully faster than Adjusted EBITDA. We also generated significant operating cash flow and remained disciplined with our capital allocation priorities -- investing in the business to support growth and repurchasing shares while maintaining a strong balance sheet.”

1 This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted EPS and Adjusted EBITDA margin, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to the “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” sections of this press release for the definitions and reconciliation of any non-GAAP financial measures to their respective most comparable financial measure calculated in accordance with GAAP.

First Quarter Fiscal Year 2026 Results
Total case volume increased 1.4% from the prior year driven by a 4.6% increase in independent restaurant case volume, a 3.7% increase in healthcare volume and a 5.0% increase in hospitality volume, partially offset by a 2.3% decrease in chain volume. Total organic case volume increased 1.1%, which includes 4.4% organic independent restaurant case volume growth. Net sales of $9.6 billion for the quarter increased 2.8% from the prior year, driven by case volume growth and food cost inflation of 1.0%.

Gross profit of $1.7 billion increased by $39 million, or 2.4%, from the prior year, primarily as a result of an increase in total case volume and improved cost of goods sold, partially offset by a $33 million unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 17.2%. Adjusted Gross profit was $1.7 billion, an increase of $72 million, or 4.4% from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.6%.

Operating expenses of $1.4 billion increased by $47 million, or 3.4%, from the prior year, primarily as a result of an increase in total case volume and higher distribution, selling and administrative costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of Net sales were 15.0%. Adjusted Operating expenses were $1.3 billion, an increase of $48 million, or 3.9% from the prior year. Adjusted Operating expenses as a percentage of Net sales were 13.3%.

Net income of $116 million, increased by $1 million, or 0.9%, from the prior year. Net income margin was 1.2%, a decrease of 2 basis points compared to the prior year. Adjusted EBITDA of $413 million, increased by $24 million, or 6.2%, from the prior year. Adjusted EBITDA margin was 4.3%, an increase of 14 basis points compared to the prior year. Diluted EPS was $0.52; Adjusted Diluted EPS was $0.78.

Cash Flow and Debt
Cash flow provided by operating activities for the first three months of fiscal year 2026 was $294 million, a decrease of $97 million from the prior year driven by changes in operating assets and liabilities including an increase in tax payments for 2026. Cash capital expenditures for the first three months of fiscal year 2026 totaled $98 million, an increase of $14 million from the prior year, related to investments in information technology, property and equipment and construction of and improvements to distribution facilities.

Net Debt at the end of the first quarter of fiscal year 2026 was $5.1 billion. The ratio of Net Debt to Adjusted EBITDA was 2.6x at the end of the first quarter of fiscal year 2026, compared to 2.7x at the end of fiscal year 2025.

During the first quarter of fiscal year 2026, the Company repurchased 1.4 million shares of common stock for $125 million, of which, $50 million were settlements from the accelerated share repurchase entered into in November 2025. The Company had $14 million in remaining funds authorized under the May 2025 Share Repurchase Program and $1 billion in remaining funds authorized under the November 2025 share repurchase program.

Outlook for Fiscal Year 20262
The Company is reaffirming its Fiscal Year 2026 guidance provided on February 12, 2026 of:
•Net Sales growth of 4% to 6%
•Adjusted EBITDA growth of 9% to 13%
•Adjusted Diluted EPS growth of 18% to 24%

The guidance provided above includes the impact of a 53rd week in fiscal year 2026, which is expected to add approximately 1% to total case growth and Adjusted EBITDA growth.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss the first quarter of fiscal year 2026 results on Thursday, May 7, 2026, at 8 a.m. CDT. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845. Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 customer locations to help their businesses succeed. With more than 70 broadline locations and more than 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

2 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, forecasted financial performance, statements about future results of operations and other statements which are not purely historical facts or that necessarily depend upon future events, including those under the heading “Outlook for Fiscal Year 2026.” These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words). These statements are not guarantees of future performance or results and are subject to risks, uncertainties and other important factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in the forward-looking statements, including, among others: changes in consumer eating habits, including economic factors affecting consumer confidence and discretionary spending and the impact of advancements in pharmaceutical therapies, which may reduce the consumption of food prepared away from home; cost inflation/deflation and commodity volatility, including increases in fuel costs; geopolitical developments and supply chain disruptions; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business and achieve the expected benefits from cost savings initiatives; the impact of climate change or related regulatory or market measures; the impact of governmental regulations related to our operations, including product safety; product recalls and product liability claims; our reputation in the industry; labor relations, increased labor costs and continued access to qualified labor; the level of interest rates and availability of indebtedness and restrictions under agreements governing our indebtedness; disruption of existing technologies and implementation of new technologies, including artificial intelligence; cybersecurity incidents and other technology disruptions; effective execution on the Company’s growth strategy, including acquisitions and the integration of acquired businesses; risks to the health and safety of our associates and others; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and the timing and scope of future repurchases by US Foods of its common stock.

More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based on information available to us on the date hereof. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total Net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	March 28, 2026	December 27, 2025

ASSETS
Current assets:
Cash and cash equivalents	$49	$41
Accounts receivable, less allowances of $32 and $30	2,170	2,026
Vendor receivables, less allowances of $8 and $7	232	173
Inventories—net	1,678	1,711
Prepaid expenses	200	153
Other current assets	31	60
Total current assets	4,360	4,164
Property and equipment—net	2,702	2,681
Goodwill	5,794	5,794
Other intangibles—net	767	781
Other assets	541	523
Total assets	$14,164	$13,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$158	$168
Accounts payable	2,741	2,447
Accrued expenses and other current liabilities	778	839
Current portion of long-term debt	142	137
Total current liabilities	3,819	3,591
Long-term debt	5,025	5,063
Deferred tax liabilities	438	426
Other long-term liabilities	549	556
Total liabilities	9,831	9,636
Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	3,812	3,777
Retained earnings	2,795	2,679
Accumulated other comprehensive income	48	48
Treasury Stock	(2,325)	(2,200)
Total shareholders’ equity	4,333	4,307
Total liabilities and shareholders' equity	$14,164	$13,943

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the 13 weeks ended
(in millions, except per share data)	March 28, 2026	March 29, 2025
Net sales	$9,610	$9,351
Cost of goods sold	7,957	7,737
Gross profit	1,653	1,614
Distribution, selling and administrative costs	1,429	1,385
Restructuring activity and asset impairment charges	8	5
Total operating expenses	1,437	1,390
Operating income	216	224
Other income—net	(1)	(1)
Interest expense—net	75	77
Income before income taxes	142	148
Income tax provision	26	33
Net income	$116	$115

Net income per share
Basic	$0.53	$0.50
Diluted	$0.52	$0.49

Weighted-average common shares outstanding
Basic	220.4	230.5
Diluted	223.4	234.2

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the 13 weeks ended
($ in millions)	March 28, 2026	March 29, 2025
Cash flows from operating activities:
Net income	$116	$115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119	112
Deferred tax provision	11	8
Share-based compensation expense	22	22
Provision for doubtful accounts	8	9
Other non-cash activities	2	3
Changes in operating assets and liabilities:
Increase in receivables	(211)	(174)
Decrease in inventories	34	120
Increase in prepaid expenses and other assets	(14)	(13)
Increase in accounts payable and cash overdraft liability	291	190
Decrease in accrued expenses and other liabilities	(84)	(1)
Net cash provided by operating activities	294	391
Cash flows from investing activities:
Proceeds from sales of property and equipment	1	1
Proceeds from divestitures	—	38
Purchases of property and equipment	(98)	(84)
Cash paid for acquisitions	—	(85)
Net cash used in investing activities	(97)	(130)
Cash flows from financing activities:
Principal payments on debt and financing leases	(2,241)	(1,907)
Proceeds from debt borrowings	2,164	1,737
Repurchase of common stock	(75)	(23)
Proceeds from employee stock purchase plan	7	6
Proceeds from exercise of stock options	7	1
Tax withholding payments for net share-settled equity awards	(51)	(33)
Net cash used in financing activities	(189)	(219)
Net increase in cash, cash equivalents and restricted cash	8	42
Cash, cash equivalents and restricted cash—beginning of period	41	59
Cash, cash equivalents and restricted cash—end of period	$49	$101
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$91	$92
Income taxes paid—net	76	4
Property and equipment purchases included in accounts payable	64	41
Leased assets obtained in exchange for financing lease liabilities	44	45
Leased assets obtained in exchange for operating lease liabilities	23	48

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 13 weeks ended
(in millions, except per share data)	March 28, 2026		March 29, 2025		Change	%
Net income and Net income margin (GAAP)	$116	1.2%	$115	1.2%	$1	0.9%
Interest expense—net	75		77		(2)	(2.6)%
Income tax provision	26		33		(7)	(21.2)%
Depreciation expense	105		98		7	7.1%
Amortization expense	14		14		—	—%
EBITDA and EBITDA margin (Non-GAAP)	336	3.5%	337	3.6%	(1)	(0.3)%
Adjustments:
Restructuring activity and asset impairment charges(1)	8		5		3	60.0%
Share-based compensation expense(2)	22		22		—	—%
LIFO reserve adjustments (3)	38		5		33	660.0%
Business transformation costs(4)	7		7		—	—%
Business acquisition, integration related costs, divestitures and other(5)	2		13		(11)	(84.6)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	413	4.3%	389	4.2%	24	6.2%
Depreciation expense	(105)		(98)		(7)	7.1%
Interest expense—net	(75)		(77)		2	(2.6)%
Income tax provision, as adjusted(6)	(59)		(55)		(4)	7.3%
Adjusted Net income (Non-GAAP)	$174		$159		$15	9.4%

Diluted EPS (GAAP)	$0.52		$0.49		$0.03	6.1%
Restructuring activity and asset impairment charges(1)	0.04		0.02		0.02	100.0%
Share-based compensation expense(2)	0.10		0.09		0.01	11.1%
LIFO reserve adjustments (3)	0.17		0.02		0.15	750.0%
Business transformation costs(4)	0.03		0.03		—	—%
Business acquisition, integration related costs, divestitures and other(5)	0.01		0.06		(0.05)	(83.3)%
Income tax provision, as adjusted(6)	(0.09)		(0.03)		(0.06)	200.0%
Adjusted Diluted EPS (Non-GAAP)(7)	$0.78		$0.68		$0.10	14.7%

Weighted-average diluted shares outstanding	223.4		234.2

Gross profit (GAAP)	$1,653		$1,614		$39	2.4%
LIFO reserve adjustments(3)	38		5		33	660.0%
Adjusted Gross profit (Non-GAAP)	$1,691		$1,619		$72	4.4%

Operating expenses (GAAP)	$1,437		$1,390		$47	3.4%
Depreciation expense	(105)		(98)		(7)	7.1%
Amortization expense	(14)		(14)		—	—%
Restructuring activity and asset impairment charges(1)	(8)		(5)		(3)	60.0%
Share-based compensation expense (2)	(22)		(22)		—	—%
Business transformation costs(4)	(7)		(7)		—	—%
Business acquisition, integration related costs, divestitures and other(5)	(2)		(13)		11	(84.6)%
Adjusted Operating expenses (Non-GAAP)	$1,279		$1,231		$48	3.9%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 13 weeks ended March 28, 2026 and March 29, 2025, respectively, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(5)Includes: (i) aggregate acquisition, integration related costs and divestiture costs of $1 million and $13 million for the 13 weeks ended March 28, 2026 and March 29, 2025, respectively (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

(in millions, except ratios)	March 28, 2026	December 27, 2025	March 29, 2025
Total Debt (GAAP)	$5,167	$5,200	$4,805
Cash, cash equivalents and restricted cash	(49)	(41)	(101)
Net Debt (Non-GAAP)	$5,118	$5,159	$4,704
Adjusted EBITDA (1)	$1,956	$1,932	$1,774
Net Leverage Ratio (2)	2.6	2.7	2.7

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA